UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

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Veracyte, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
(650) 243-6300
April 19, 2018
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Veracyte, Inc. that will be held on Wednesday, June 6, 2018, at 10:00 a.m., Pacific Daylight Time, at 6000 Shoreline Court, 3rd Floor, South San Francisco, California 94080.
The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.
After reading the Proxy Statement, please vote promptly to ensure that your shares will be represented. Whether or not you plan to attend the meeting, please vote by telephone or the internet, or sign and return a proxy card to ensure your representation at the meeting. Your vote is important.
We look forward to seeing you at the Annual Meeting.

Sincerely yours,

Bonnie H. Anderson Chairman and Chief Executive Officer

Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
___________________________

Notice of Annual Meeting of Stockholders
to be held Wednesday, June 6, 2018
___________________________

To the Stockholders of Veracyte, Inc.:
The Annual Meeting of Stockholders of Veracyte, Inc., a Delaware corporation (the “Company”), will be held at 6000 Shoreline Court, 3rd Floor, South San Francisco, California 94080, on Wednesday, June 6, 2018, at 10:00 a.m., Pacific Time, for the following purposes:

1.	To elect three Class II directors to serve until the 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018; and

3.	To transact such other business as may properly come before the Annual Meeting of Stockholders and any postponement or adjournment of the Annual Meeting.
Only stockholders of record as of the close of business on April 9, 2018 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.
It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote as soon as possible. Voting now will ensure your representation at the Annual Meeting regardless of whether you attend in person. You may vote on the internet, by telephone or by mailing the enclosed proxy card or voting instruction form. Please review the instructions on page 2 of the Proxy Statement and your proxy card or voting instruction form regarding each of these voting options.

By Order of the Board of Directors

Bonnie H. Anderson Chairman and Chief Executive Officer
South San Francisco, California
April 19, 2018
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2018.
The Proxy Statement and Annual Report are available at https://materials.proxyvote.com.

VERACYTE, INC.
PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS

Page No.
GENERAL INFORMATION	1
Information about Solicitation and Voting	1
Questions and Answers about the Proxy Materials and the Annual Meeting	1
PROPOSAL 1 ELECTION OF DIRECTORS	4
Directors and Nominees	4
Director Nominations	6
Director Qualifications	7
Director Independence	8
Compensation Committee Interlocks and Insider Participation	8
Board Meetings	8
Board Committees	8
Corporate Governance	9
Certain Relationships and Related Transactions	9
Related Party Transaction Approval	10
2017 Director Compensation	11
EXECUTIVE OFFICERS	12
EXECUTIVE COMPENSATION	13
Summary Compensation Table	13
2017 Outstanding Equity Awards at Fiscal Year-End	16
Equity Compensation Plan Information	17
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
Independent Registered Public Accounting Firm Fees and Services	21
Pre-approval Policies and Procedures	21
Required Vote	22
ADDITIONAL INFORMATION	22
Section 16(A) Beneficial Ownership Reporting Compliance	22
Stockholder Proposals for the 2019 Annual Meeting	22
"Householding" - Stockholders Sharing the Same Last Name and Address	22
OTHER MATTERS	23

Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
___________________________

Proxy Statement
___________________________

GENERAL INFORMATION

Information about Solicitation and Voting

This proxy statement ("Proxy Statement") is furnished in connection with the solicitation by the Board of Directors of Veracyte, Inc., a Delaware corporation (“we,” “us,” “our,” “Veracyte” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at 6000 Shoreline Court, 3rd Floor, South San Francisco, California 94080, on Wednesday, June 6, 2018, at 10:00 a.m., Pacific Time, and any postponement or adjournment thereof (the “Annual Meeting”).
The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 19, 2018. Our annual report on Form 10-K for the year ended December 31, 2017 (the “Annual Report”) is available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials.
Questions and Answers about the Proxy Materials and the Annual Meeting

What proposals will be voted on at the Annual Meeting?
Two proposals will be voted on at the Annual Meeting:
•The election of three Class II directors to serve until the 2021 Annual Meeting or until their successors are duly elected and qualified; and
•The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.
What are the Board’s recommendations?
Our board of directors recommends that you vote:
“FOR” election of each of the nominated Class II directors; and
“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.
Will there be any other items of business on the agenda?
We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?
Stockholders of record at the close of business on April 9, 2018 (the “Record Date”) may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the “stockholder of record.” As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, by Internet, or by filling out and returning the proxy card.
Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form included in the mailing. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
How do I vote?
You may vote using any of the following methods:

•
By Mail - Stockholders of record may submit proxies by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominees for Class II director and “FOR” the ratification of the independent registered public accounting firm for 2018. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees. Voting by mail will close based on mail received the day before the meeting date.

•
By Telephone - Stockholders of record may submit proxies by following the telephone voting instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

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By Internet - Stockholders of record may submit proxies by following the internet voting instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you vote over the internet, you may incur costs such as internet access charges for which you will be responsible. The internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

•
In Person at the Annual Meeting - Shares held in your name as the stockholder of record may be voted at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you are a stockholder of record and submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later‑dated proxy. If you submitted your proxy by telephone or the internet, you may change your vote or revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, please consult the voting instructions provided with this proxy statement or contact your broker, bank or nominee.
How are votes counted?
In the election of directors, you may vote “FOR” all of the Class II nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposal 2, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” An abstention has the same effect as a vote “AGAINST” the proposal.
If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” each of the Class II nominees to the board of directors and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2018, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).
What vote is required to approve each item?
For Proposal 1, the election of directors, the three persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected.
Proposal 2 requires the affirmative “FOR” vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote. Abstentions have the same effect as votes “AGAINST” this proposal.
If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2018, is considered a routine matter. The election of directors is a non-routine matter. Broker non-votes are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Is cumulative voting permitted for the election of directors?
Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.
What constitutes a quorum?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum. As of the close of business on the Record Date, there were 34,346,004 shares of our common stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
How are proxies solicited?
Our employees, officers and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our common stock. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.

PROPOSAL 1
ELECTION OF DIRECTORS
Directors and Nominees
The number of directors is currently set at nine. Our board of directors is divided into three classes, each serving staggered, three-year terms:

•	Our Class I directors are Bonnie H. Anderson, Robert S. Epstein, M.D., M.S., and Evan Jones and their terms will expire at the annual meeting of stockholders to be held in 2020;

•	Our Class II directors are John L. Bishop, Fred E. Cohen, M.D., D.Phil. and Tina S. Nova, Ph.D. and their terms will expire at the Annual Meeting; and

•	Our Class III directors are Karin Eastham, Kevin K. Gordon and Jesse I. Treu, Ph.D. and their terms will expire at the annual meeting of stockholders to be held in 2019.
Three Class II directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2021 or until their successors are duly elected and qualified, with the other classes of directors continuing to serve for the remainder of their respective terms. The three nominees receiving the highest number of affirmative votes will be elected as Class II directors. The nominating and corporate governance committee of the board of directors has recommended, and the board of directors has designated, John L. Bishop, Fred E. Cohen, M.D., D.Phil. and Tina S. Nova, Ph.D. as the nominees for Class II directors to serve until the 2021 annual meeting of stockholders. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominees designated by the board of directors, taking into account any recommendations of the nominating and corporate governance committee, to fill the vacancies.
Names of the Class II nominees and the other members of the board of directors and certain biographical information as of April 19, 2018 are set forth below:

Name	Age	Position with the Company	Director Since
Bonnie H. Anderson	60	Chairman and Chief Executive Officer	2008
John L. Bishop	73	Lead Independent Director	2014
Fred E. Cohen, M.D., D.Phil.	61	Director	2007
Karin Eastham	68	Director	2012
Robert S. Epstein, M.D., M.S.	63	Director	2015
Kevin K. Gordon	55	Director	2016
Evan Jones	61	Director	2008
Tina S. Nova, Ph.D.	64	Director	2015
Jesse I. Treu, Ph.D.	71	Director	2010

Bonnie H. Anderson has served as our Chief Executive Officer and as a member of our board of directors since February 2008 and as the Chairman of our board of directors since December 2016. From August 2013 to February 2017, she also served as our President. Prior to joining us, Ms. Anderson was an independent strategic consultant from April 2006 to January 2008, including as a strategic consultant for us from July 2007 to January 2008. Ms. Anderson was a Vice President at Beckman Coulter, Inc., a manufacturer of biomedical testing instrument systems, tests and supplies, from September 2000 to March 2006. Ms. Anderson currently serves as a member of the board of directors of Castle Biosciences, Inc. and as a trustee emeritus of the Keck Graduate Institute of Applied Life Sciences. Ms. Anderson holds a B.S. in Medical Technology from Indiana University of Pennsylvania.
John L. Bishop was the Chief Executive Officer and served as a member of the board of directors of Cepheid, a molecular diagnostics company, from April 2002, and became the chairman of its board of directors in February 2013. Mr. Bishop retired from Cepheid and resigned from the board of directors following the acquisition of Cepheid by Danaher Corporation in November 2016. Mr. Bishop served as President and a member of the board of directors of Vysis, Inc., a genomic disease management company that was acquired by Abbott Laboratories, a health care company, from 1993 to 2002, and as Chief Executive Officer from 1996 to 2002. From 1991 until 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company, and, from 1987 until 1991, of Source Scientific Systems Inc., a biomedical instrument manufacturing company. He served as a member of the board of directors and compensation committee member of Conceptus, Inc. from February 2009 until June 2013 upon its acquisition by Bayer HealthCare LLC and as the chairman of the board of directors of AdvaMedDx, a division of the Advanced Medical Technology Association, a private medical diagnostics industry advocacy group, from December 2013 until April 2017. Mr. Bishop holds a B.S. from the University of Miami.
Fred E. Cohen, M.D., D.Phil. currently serves as a Co-Founder and Senior Managing Partner at Vida Ventures, a life sciences investment group. From 2001 to 2016, Dr. Cohen was a Partner and Managing Director of TPG Capital, a private investment firm, where he led TPG’s venture efforts in biotechnology and life sciences. From 1986 to 2016, Dr. Cohen also served as a member of the faculty of University of California, San Francisco (UCSF). At UCSF, Dr. Cohen served as an internist for hospitalized patients, a consulting endocrinologist and as the Chief of the Division of Endocrinology and Metabolism. His research interests include structure based drug design, prion diseases, computational biology and heteropolymer chemistry. Dr. Cohen received his B.S. degree in Molecular Biophysics and Biochemistry from Yale University, his D.Phil. in Molecular Biophysics from Oxford on a Rhodes Scholarship, his M.D. from Stanford and his postdoctoral training and postgraduate medical training in Internal Medicine and Endocrinology at UCSF. He is a Fellow of the American College of Physicians and the American College of Medical Informatics and a member of the American Society for Clinical Investigation and Association of American Physicians. Dr. Cohen was elected to the Institute of Medicine of the National Academy of Sciences in 2004 and the American Academy of Arts and Sciences in 2008. Currently, Dr. Cohen also serves on the board of directors of Genomic Health, Inc., Tandem Diabetes Care, Inc., UroGen Pharma Ltd., and CareDx, Inc., as well as on the boards of several privately held companies. Dr. Cohen previously served on the board of directors of Quintiles Transnational Holdings, Inc. and Five Prime Therapeutics, Inc.
Karin Eastham serves on the boards of directors of several life sciences companies. From May 2004 to September 2008, Ms. Eastham served as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of the Burnham Institute for Medical Research, a non-profit corporation engaged in biomedical research. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Chief Financial Officer and Secretary of Diversa Corporation, a biotechnology company. Ms. Eastham previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, a diagnostics company, from 1976 to 1988. Ms. Eastham has served on the board of directors of Geron Corporation, since March 2009 and Illumina, Inc., since August 2004. Ms. Eastham served as a member of the board of directors of MorphoSys AG from May 2012 to May 2017, Amylin Pharmaceuticals, Inc. from September 2005 until its acquisition in August 2012, Genoptix, Inc. from July 2008 until its acquisition in March 2011, Tercica, Inc. from December 2003 until its acquisition in October 2008, and Trius Therapeutics, Inc. from February 2007 until its acquisition in September 2013. Ms. Eastham received a B.S. in Accounting and an M.B.A. from Indiana University and is a Certified Public Accountant.
Robert S. Epstein, M.D., M.S. has served as a strategic consultant to life sciences companies since 2013. From 2010 to 2012, Dr. Epstein served as President of the Medco-UBC Division and as Chief Research and Development Officer of Medco Health Solutions, Inc., a managed healthcare company. Prior to that, Dr. Epstein served as Medco’s Chief Medical Officer from 1997 to 2010. Dr. Epstein has served as a member of the board of directors of Fate Therapeutics, Inc. since March 2014 and Illumina, Inc. since November 2012. Dr. Epstein previously served as a member of the board of directors of Aveo Pharmaceuticals, Inc. from December 2012 to June 2014. Dr. Epstein is the former president of the International Society of Pharmacoeconomics and Outcomes Research, and served on the board of directors of the Drug Information Association and the International Society of Quality of Life. He has also served on the Centers for Disease Control and Prevention Evaluation of Genomic Applications in Practice & Prevention Stakeholder Committee and the Agency for Healthcare Research and Quality Centers for Education and Research on Therapeutics Committee. Dr. Epstein holds a B.S. in Biomedical Science and an M.D. from the University of Michigan, and an M.S. in Preventive Medicine from the University of Maryland.
Kevin K. Gordon, has served as President and Chief Financial Officer of Liquidia Technologies Inc., a late-stage clinical biopharmaceutical company, since January 2018. Mr. Gordon served as Executive Vice President and Chief Operating Officer of Quintiles Transnational Holdings Inc., a research, clinical trial and pharmaceutical consulting company, from October 2015 until October 2016 and served as Executive Vice President and Chief Financial Officer from July 2010 until December 2015 (Quintiles Transitional Holdings merged with IMS Health Holdings, Inc., an information and technology services company, in October 2016 to form IQVIA Holdings, Inc., a global biopharmaceutical services provider). Mr. Gordon served as Executive Vice President and Chief Financial Officer of Teleflex Incorporated, a medical device company, from March 2007 until January 2010. Prior to that, Mr. Gordon held various senior corporate development positions at Teleflex Incorporated from 1997 to 2007. From 1992 to 1997, he held various senior positions, including General Manager, Chief Financial Officer and Secretary at Package Machinery Company, a consumer product packaging equipment company. From1984 to 1992, he held senior manager and other various finance positions at KPMG LLP, an audit, tax and advisory services company.  Mr. Gordon holds a B.S. in Accounting from the University of Connecticut.

Evan Jones has served as Managing Member of jVen Capital, LLC, a life sciences investment company, since 2007. He also has served as Chief Executive Officer of Opgen, Inc., a publicly held genetic analysis company, since 2013 and has served as a director since 2009. He was a co-founder of Digene Corporation, a publicly-traded biotechnology company focused on women’s health and molecular diagnostic testing, serving as chairman of its board of directors from 1995 until its acquisition in 2007 and served as Chief Executive Officer from 1990 to 2006 and as President from 1990 to 1999. Mr. Jones also serves as a member of the board of directors of Foundation Medicine, Inc. Mr. Jones served as a director of Fluidigm Corporation from March 2011 to August 2017 and CAS Medical Systems, Inc. from May 2008 until October 2013. Mr. Jones received a B.A. in Biotechnology from the University of Colorado and an M.B.A. from The Wharton School at the University of Pennsylvania.
Tina S. Nova, Ph.D. has served as President and Chief Executive Officer of Molecular Stethoscope, Inc., a molecular diagnostics company, since October 2015. Dr. Nova served as senior vice president and general manager of Illumina Inc.’s oncology business unit from July 2014 to August 2015. From March 2000 to April 2014, Dr. Nova founded and served as a member of the board of directors, President and Chief Executive Officer of Genoptix, Inc., a medical laboratory, which was acquired in 2011 by Novartis Pharmaceuticals Corporation, a pharmaceutical company. Dr. Nova also held senior positions with Nanogen, Inc., a molecular diagnostics and biomedical research company, Ligand Pharmaceuticals, Inc., a biopharmaceutical company, and Hybritech, Inc., a monoclonal antibody development company. Dr. Nova has served on the board of directors of Arena Pharmaceuticals, Inc., since September 2004 and as the chairman of its board of directors since June 2016. Dr. Nova is vice chairman of the board of directors of the Rady Pediatric Genomics and Systems Medicine Institute, which is part of Rady Children’s Hospital-San Diego. Dr. Nova received a B.S. degree in Biological Sciences from the University of California, Irvine and a Ph.D. in Biochemistry from the University of California, Riverside.
Jesse I. Treu, Ph.D. has been a partner at Domain Associates, a venture capital firm, since its inception in 1985. Dr. Treu has served as a member of the board of directors of 38 early-stage healthcare companies, of which 23 became public companies. Dr. Treu has served as a member of the board of directors of Aldeyra Therapeutics, Inc., since June 2013 and Tandem Diabetes Care, Inc., since June 2008, and a number of privately-held life sciences and biopharmaceutical companies. Prior to the formation of Domain Associates, Dr. Treu was vice president of the predecessor organization to The Wilkerson Group, a pharmaceutical and medical products consulting company, and its venture capital arm, CW Ventures LLC. While at CW Ventures, Dr. Treu served as president and CEO of Microsonics Inc., a cardiac image processing company. Previous to that, Dr. Treu held executive positions at Technicon Instruments, a diagnostic equipment design and manufacturing company which is now part of Siemens Medical Solutions Diagnostics, and General Electric Company, an infrastructure and financial services company. Dr. Treu holds a B.S. in Physics from Rensselaer Polytechnic Institute and an M.A. and a Ph.D. in Physics from Princeton University.
The Board of Directors Recommends a Vote “FOR” Election as Director for Each of the Class II Nominees Set Forth Above.
Director Nominations
The board of directors nominates directors whose term is scheduled to expire at the next annual meeting of stockholders and elects new directors to fill vacancies when they arise. The board of directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the board for nomination or election.
The nominating and corporate governance committee evaluates and selects candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The nominating and corporate governance committee believes that nominees for director should have experience, such as experience in management, accounting, finance, or marketing, or industry and technology knowledge, that may be useful to the Company and the board of directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee also believes that service as a director of other public companies provides experience and perspective that may be useful to the Company and the board of directors. Although the Company has no formal diversity policy for board members, the board and the nominating and corporate governance committee consider diversity of backgrounds and experiences and other forms of diversity when selecting nominees.
The nominating and corporate governance committee believes it appropriate for at least one, and, preferably, multiple, members of the board of directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission ("SEC") rules, and that a majority of the members of the board meet the definition of “independent director”

under the rules of The Nasdaq Stock Market. The nominating and corporate governance committee believes it appropriate for certain key members of our management - currently, our chief executive officer - to participate as members of the board of directors.
Prior to each annual meeting of stockholders, the nominating and corporate governance committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the board of directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to re-nominate the director, or if a vacancy is created on the board as a result of a resignation, an increase in the size of the board or other event, then the nominating and corporate governance committee will consider various candidates for board membership, including those suggested by the committee members, by other board members, by any search firm engaged by the nominating and corporate governance committee and by stockholders. Each of the nominees is a member of the board of directors standing for re-election as a director.
A stockholder who wishes to suggest a prospective nominee for the board of directors should notify the Secretary of the Company or any member of the nominating and corporate governance committee in writing with any supporting material the stockholder considers appropriate. In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not earlier than February 6, 2019 and not later than March 8, 2019. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.
Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. You may obtain a copy of the full text of this provision of the Bylaws by writing to our Secretary at the above address.
Director Qualifications
Set forth below is a summary of the specific experience, qualifications, attributes or skills of the members of our board of directors that, in addition to the experience of those individuals described in their biographies above, led our nominating and corporate governance committee and board of directors to conclude that the director should serve as a member of the board of directors.
Our board of directors has concluded that Ms. Anderson should serve on our board of directors due to her extensive industry experience, strategic perspective of our development, historic knowledge of our company and key leadership position as our Chief Executive Officer and our former President.
Our board of directors has concluded that Mr. Bishop should serve on our board of directors due his significant experience as the chief executive officer of a publicly traded molecular diagnostics company, his experience in senior management positions in life sciences companies, his experience as a director of publicly traded life sciences companies and his extensive experience in the clinical diagnostics, life science and biotechnology industries.
Our board of directors has concluded that Dr. Cohen should serve on our board of directors due to his significant leadership experience in the medical and finance fields through his background as an M.D. and a venture capitalist, his extensive technical expertise relevant to our business, and his experience as an investor in and on the boards of numerous life sciences and healthcare companies.
Our board of directors has concluded that Ms. Eastham should serve on our board of directors due to her experience as a director of numerous life sciences companies, as well as her extensive senior management experience in the biopharmaceutical industry, particularly in key corporate finance and accounting positions.
Our board of directors has concluded the Dr. Epstein should serve on our board of directors due to his extensive experience in senior and strategic roles in healthcare companies, his expertise in reimbursement and FDA regulation, and his experience as a director of publicly traded companies in the life sciences industry.

Our board of directors has concluded that Mr. Gordon should serve on our board of directors due to his significant experience in senior management positions in publicly traded life sciences companies, as well as his extensive senior management experience in the biopharmaceutical industry, including key corporate finance and accounting positions.
Our board of directors has concluded that Mr. Jones’s knowledge of the life sciences industry and his experience as a chief executive officer and as a board member of other publicly traded and privately held life sciences companies qualifies him to serve on our board of directors.
Our board of directors has concluded that Dr. Nova’s knowledge of the life sciences industry and her experience as a chief executive officer and as a board member of other publicly traded and privately held life sciences companies qualifies her to serve on our board of directors.
Our board of directors has concluded that Dr. Treu should serve on our board of directors due to his extensive management experience in the healthcare industry, and his experience as an investor in and director of numerous publicly traded and private life sciences and healthcare companies.
Director Independence
The board of directors has determined that, except for Ms. Anderson, each individual who currently serves as a member of our board of directors is, and each individual who served as a member of our board of directors in 2017 was, an “independent director” within the meaning of Rule 5605 of The Nasdaq Stock Market. Ms. Anderson is not considered independent as she serves as our Chief Executive Officer. For Mr. Bishop, Dr. Cohen, Ms. Eastham, Dr. Epstein, Mr. Gordon, Mr. Jones, Dr. Nova and Dr. Treu, the board of directors considered their relationship and transactions with the Company as directors and security holders of the Company.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during 2017 included Karin Eastham, Fred E. Cohen, Evan Jones and John Bishop. No member of our compensation committee in 2017 was at any time during 2017 or at any other time an officer or employee of ours or any of our subsidiaries, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2017.
Board Meetings
The board of directors held ten meetings during 2017. Each director attended at least 75% of the aggregate number of meetings held by the board of directors and of the committees on which such director served. The independent directors meet in executive sessions at regularly scheduled meetings of the board of directors without the participation of the Chief Executive Officer or other members of management. We do not have a policy that requires the attendance of directors at the Annual Meeting.
Board Committees
Below is a description of each committee of the board of directors. The board of directors has determined that each director who serves on the audit, compensation and nominating and corporate governance committees is “independent,” as that term is defined for such committee by applicable listing standards of The Nasdaq Stock Market and rules of the SEC, and has adopted written charters for each of these committees. The charters of the audit, compensation, nominating and corporate governance, and regulatory and compliance committees are available on the investor section of our website (www.veracyte.com) under the corporate governance tab.
Audit Committee and Financial Expert
The current members of the audit committee are Kevin K. Gordon (Chair), John L. Bishop and Karin Eastham. The audit committee held six meetings during 2017. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in oversight of the integrity of our financial statements, our compliance with certain legal and regulatory requirements, our independent auditor’s qualifications, independence and performance, and our internal accounting and financial controls. Our audit committee is responsible for the appointment, compensation, retention and oversight of our independent auditor. The board of directors has determined that Mr. Gordon, Mr. Bishop and Ms. Eastham each are qualified as an “audit committee financial expert” under the definition outlined by the SEC.

Compensation Committee
The current members of the compensation committee are Karin Eastham (Chair), Fred E. Cohen and Evan Jones. The compensation committee held ten meetings during 2017. Our compensation committee oversees our compensation policies, plans and benefits programs and determines and approves or makes recommendations to our board of directors regarding the compensation of our executive officers. In addition, our compensation committee reviews and approves or makes recommendations to our board of directors with respect to our major compensation plans, policies and programs and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee also reviews and recommends directors’ compensation to the full board of directors. The compensation committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of consultants as it deems appropriate to perform its duties.
Nominating and Corporate Governance Committee
The current members of the nominating and corporate governance committee are Robert S. Epstein (Chair), Fred E. Cohen and Jesse I. Treu. The nominating and corporate governance committee held four meetings in 2017. Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board of directors and its committees. In addition, our nominating and corporate governance committee is responsible for reviewing and making recommendations to our board of directors on matters concerning corporate governance and conflicts of interest.
Regulatory and Compliance Committee
The current members of the regulatory and compliance committee are Tina S. Nova (Chair), Robert S. Epstein and Evan Jones. The regulatory and compliance committee held three meetings in 2017. Our regulatory and compliance committee assists our board in meeting its responsibilities with regard to oversight of our compliance with healthcare legal and regulatory requirements applicable to our business.
Corporate Governance
Board Leadership Structure and Role in Risk Oversight
We have a lead independent director of the board of directors separate from our chief executive officer. Ms. Anderson is our chairman and chief executive officer and Mr. Bishop is the lead independent director of the board of directors. The board of directors believes that this leadership structure reflects the role and responsibilities of the chief executive officer in our business and operations with significant involvement and authority vested in a separate lead independent director of the board. The board of directors retains the authority to modify this structure as it deems appropriate.
Our board of directors is responsible for overseeing the overall risk management process at our Company. The responsibility for managing risk rests with executive management while the committees of the board of directors and the board of directors as a whole participate in the oversight process. The risk oversight process of the board of directors builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance including those laws and regulations relating to product and service promotional activities, Medicare reimbursement and provision of laboratory services, cybersecurity, privacy and financial reporting and internal controls. The board of directors considers strategic risks and opportunities and regularly receives reports from executive management regarding specific aspects of risk management.
Communications with the Board of Directors
If you wish to communicate with the board of directors, you may send your communication in writing to: Secretary, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Secretary will review any communications received from a stockholder and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the board based on the subject matter.
Certain Relationships and Related Transactions
In addition to the compensation arrangements of our directors and named executive officers discussed elsewhere in this Proxy Statement, the following is a description of transactions since January 1, 2017, to which we have been or will be a party, and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with, or immediate family members of, any of the foregoing, had or will have a direct or indirect material interest.
Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Related Party Transaction Approval
We have a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the disinterested and independent members of our board of directors for review, consideration and approval. In approving or rejecting any such proposal, the disinterested and independent members of our board of directors will consider all relevant facts and circumstances reasonably available to them.

2017 Director Compensation
The following table sets forth cash amounts and the value of other compensation awarded to, earned by, or paid in cash of our non-employee directors for their service in 2017:

Name	Stock options	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
John L. Bishop	10,000	65,219	38,356	103,575
Fred E. Cohen	10,000	52,494	38,356	90,850
Karin Eastham	10,000	63,007	38,356	101,363
Robert S. Epstein	10,000	53,441	38,356	91,797
Kevin K. Gordon	10,000	41,247	38,356	79,603
Evan Jones	10,000	54,715	38,356	93,071
Tina S. Nova	10,000	48,811	38,356	87,167
Jesse I. Treu	10,000	43,679	38,356	82,035

(1)
Amounts represent the aggregate fair value of the option awards computed as of the grant date of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718") for financial reporting purposes, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in the Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017. There can be no assurance that option awards will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with ASC 718.

(2)	The following sets forth the number of shares of common stock subject to outstanding options held by non-employee directors at December 31, 2017:

Name	Number of Shares
John L. Bishop	55,000
Fred E. Cohen	40,000
Karin Eastham	80,000
Robert S. Epstein	55,000
Kevin K. Gordon	45,000
Evan Jones	75,000
Tina S. Nova	55,000
Jesse I. Treu	40,000

Directors who are employees do not receive any fees for their service on the board of directors or any committee. Our non-employee directors receive an annual cash retainer of $40,000 for their service on our board of directors. Members of our audit committee, compensation committee, nominating and corporate governance committee and regulatory and compliance committee, other than the chair of each such committee, receive an additional annual cash retainer of $10,000, $6,000, $5,000 and $5,000, respectively. The chair of our audit committee, compensation committee, nominating and corporate governance committee and regulatory and compliance committee, each receive an additional annual cash retainer of $20,000, $12,000, $10,000 and $10,000, respectively. Additionally, the individual acting as lead independent director of the board of directors receives an additional annual cash retainer of $25,000. All annual cash retainers are payable quarterly in arrears and are pro-rated for partial service in any year. We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board of directors and committee meetings in accordance with our travel policy.
Any non-employee director who first joins our board of directors is automatically granted an initial stock option to purchase 35,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. The option will vest and become exercisable as to one-third (1/3) of those shares on each of the first, second and third annual anniversaries of the date of grant. On the first business day after each annual meeting of stockholders, each non-employee director who continues to serve on our board of directors and who has served as a director for at least six months will be automatically granted an option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. Each of these options will vest in full on the first anniversary of the date of grant or, if earlier, the date of the next annual meeting of stockholders. The vesting of the options described above will accelerate in full upon a “change in control” as defined in our 2013 Stock Incentive Plan.
EXECUTIVE OFFICERS
The names of our executive officers, their ages and certain biographical information as of April 19, 2018 are set forth below:

Name	Age	Position with the Company
Bonnie H. Anderson	60	Chairman and Chief Executive Officer
Keith Kennedy	48	Chief Financial Officer
Christopher M. Hall	49	President and Chief Operating Officer

For information regarding Ms. Anderson, please refer to “Proposal 1- Election of Directors.”
Keith Kennedy, has served as our Chief Financial Officer since December 2016 and Secretary since November 2017.  Prior to joining us, Mr. Kennedy provided strategic counsel and consulting services from his consulting practice from September 2015 to November 2016, including advisory services to Pennant Park Investment Advisors.  Mr. Kennedy served as President, Chief Executive Officer and Director of MCG Capital Corporation, a publicly traded business development company, from April 2014 until its merger with Pennant Park Floating Rate Capital Ltd in August 2015.  Mr. Kennedy joined MCG Capital Corporation in February 2012 as an Executive Vice President and Managing Director, served as its Chief Financial Officer and Treasurer from May 2012 to March 2014, and its President from March to April 2014.  Prior to MCG, Mr. Kennedy served as a Managing Director at GE Capital, a Manager of Transaction Services at Ernst & Young LLP and as an Officer in the U.S. Air Force.  Mr. Kennedy holds a B.S. in Accounting with high distinction from Indiana University and holds an M.B.A. from the College of William & Mary.  Mr. Kennedy is a Chartered Financial Analyst and Certified Public Accountant.

Christopher M. Hall has served as our Chief Operating Officer since September 2014 and in February 2017, he was appointed as our President. Mr. Hall served as our Chief Commercial Officer from March 2010 to September 2014. Prior to joining us, Mr. Hall served as Chief Business Officer of Celera Corporation, a diagnostics company focusing on personalized disease management, from October 2008 to February 2010. From August 2002 to February 2010, Mr. Hall served in various executive and senior positions at Berkeley HeartLab, Inc., a cardiovascular disease management company that was acquired by Celera in October 2007, including Chief Clinical Operations Officer and Vice President of Marketing. Mr. Hall holds a B.A. in Economics and Political Science from DePauw University and an M.B.A. from Harvard Business School.

EXECUTIVE COMPENSATION
The following table sets forth information concerning the total compensation our chief executive officer and two other highest paid executive officers other than the chief executive officer, who we refer to as our named executive officers, earned for services rendered to us in all capacities during the year ended December 31, 2017.
Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by, or paid to each of our named executive officers for 2016 and 2017.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Other (2)	Total ($)
Bonnie H. Anderson	2017	550,000	1,441,128	—	220,000	2,000	2,213,128
Chairman and Chief Executive Officer	2016	500,000	677,813	—	292,500	2,000	1,472,313
Christopher M. Hall	2017	415,000	371,904	181,000	114,100	2,000	1,084,004
Chief Operating Officer and President	2016	395,000	293,769	—	177,750	2,000	868,519
Keith Kennedy (3)	2017	400,000	92,976	—	100,000	199,709	792,685
Chief Financial Officer and Secretary	2016	28,975	390,720	186,750	—	—	606,445

(1)
Amounts represent the aggregate fair value of the awards computed as of the grant date of each award in accordance with Topic 718 for financial reporting purposes, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. There can be no assurance that option awards will be exercised or that restricted stock units ("RSUs") will settle (in which case no value will be realized by the individual) or that the value on exercise of options or settlement of RSUs will approximate the fair value as computed in accordance with Topic 718.

(2)
Other income includes matching contributions to 401(k) plans in an amount up to $2,000 per year. Other income for Mr. Kennedy also includes assistance with travel and living expenses associated with his commuting to our executive offices in South San Francisco, California as described in footnote (3) below.

(3)
Pursuant to the terms of his employment agreement, Mr. Kennedy is entitled to travel and living expense assistance in connection with his commuting to our executive offices in South San Francisco, California. In 2017, these amounts totaled $197,709 for reimbursed expenses for airline travel, parking, transportation and related travel incidentals, and living expense and tax gross-up paid for such expenses.

Salary
In February 2018, the compensation committee (or, in the case of Ms. Anderson, the independent members of the board of directors, on the recommendation of the compensation committee) approved the annual base salaries of our named executive officers for 2018.  The base salaries approved were in the following amounts: Ms. Anderson, $550,000, Mr. Hall, $415,000 and Mr. Kennedy, $400,000.  The salaries, which became effective as of January 1, 2018, remain unchanged from the corresponding amounts for 2017.

Equity Awards
In February 2018, the compensation committee and the independent members of the board of directors, on the recommendation of the compensation committee, approved grants of options to purchase shares of our common stock to the named executive officers in the following amounts: Ms. Anderson, 225,000 stock options, 30,000 restricted stock units and 150,000 performance-based stock units; Mr. Hall, 110,250 stock options, 14,700 restricted stock units and 75,000 performance-based stock units; and Mr. Kennedy, 77,250 stock options, 10,300 restricted stock units and 50,000 performance-based stock units. The stock options become exercisable as to 25% of the shares on the first anniversary of the grant date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the options each month thereafter. The options have a term of ten years, subject to earlier termination in certain events relating to termination of employment. If an option holder is terminated without “cause” or resigns for “good reason” (each as defined in the applicable option agreement) within 12 months of a change in control, 100% of the shares subject to the option shall vest immediately prior to such termination or resignation. The restricted stock units vest and settle as to 25% of the units on the first anniversary of the grant date, and the remaining units vest and settle at a rate of 1/16th of the total number of shares subject to the units each quarter thereafter. All of the performance-based stock units are based on achievement of certain financial performance metrics.
Bonus Plans
2017 Bonus Plan Awards
In February 2017, the independent members of the board of directors, on the recommendation of the compensation committee, approved corporate goals for 2017 relating to a corporate bonus plan for the 2017 fiscal year. Under the plan, eligible employees, including executive officers, were eligible to receive annual incentive compensation if we achieved the corporate goals approved by the board of directors.

Funding of the bonus pool for the plan was dependent upon achieving a minimum threshold of annual revenue, and achievement in excess of such minimum threshold could result in funding of the bonus pool up to a maximum level of 150%.   In the event that certain commercial, product development and financial goals were not met, the bonus pool could have been reduced by up to 20%. Eligible employees, including executive officers, had individual goals, the achievement of which ranged from 80% - 120% of the bonus target allocated within the funded pool amount, although actual awards under the plan could have either exceeded or been less than the targets established, as determined by the independent members of the board of directors at their discretion based on the recommendation of the compensation committee and based on corporate and individual performance.

In February 2018, the independent members of our board of directors, on the recommendation of the compensation committee, and the compensation committee approved cash bonus awards for 2017 performance under our 2017 corporate bonus plan. The independent members of the board of directors and compensation committee considered the achievements of the corporate goals under the plan as well our performance and individual performance in determining the amounts to be paid. The independent members of the board of directors and compensation committee approved awards our following named executive officers: Bonnie H. Anderson, Chairman and Chief Executive Officer, $220,000; Christopher M. Hall, President and Chief Operating Officer, $114,100; and Keith Kennedy, Chief Financial Officer, $100,000.

2018 Bonus Plan and Bonus Plan Targets

In February 2018, the independent members of the board of directors, on the recommendation of the compensation committee, approved corporate goals for 2018 relating to a corporate bonus plan for the 2018 fiscal year. Under the plan, eligible employees, including executive officers, are eligible to receive annual incentive compensation if the Company achieves the corporate goals approved by the board of directors. With respect to the Company’s executive officers, the bonus pool can be funded from 0% to 142% based upon achieving certain annual revenue, product development, and reimbursement goals. Actual awards under the plan could either exceed or be less than the targets established, as determined by the independent members of the board of directors at their discretion based on the recommendation of the compensation committee and based on corporate and individual performance.

The independent members of the board of directors also approved, on the recommendation of the compensation committee, bonus targets under the 2018 Bonus Plan for the following named executive officers, which are the following percentages of their 2018 base salaries: Bonnie H. Anderson - 85%; Christopher M. Hall - 60%; and Keith Kennedy - 55%.

Employment Arrangements
Bonnie H. Anderson
We entered into an employment agreement with Ms. Anderson, our Chief Executive Officer, on February 15, 2008. This employment agreement, as amended on December 22, 2008 and March 11, 2009, provides for a base salary of $300,000 per year, subject to periodic review.  Under the employment agreement, Ms. Anderson is also eligible to earn a bonus based on criteria and terms and conditions as may be established by the Board and a grant of restricted stock.  For information regarding payments made to Ms. Anderson in the year ended December 31, 2017 under our discretionary annual bonus program, see the section titled “-Bonus Plans-2017 Bonus Plan Awards.”
Keith Kennedy
We entered into an offer letter with Mr. Kennedy, our Chief Financial Officer, on November 17, 2016. This offer letter provides a base salary of $400,000 per year, subject to periodic review.  Under the offer letter, Mr. Kennedy is also eligible to earn a bonus based on specified criteria and an option grant.  For information regarding payments made to Mr. Kennedy in the year ended December 31, 2017 under our discretionary annual bonus program, see the section titled “Bonus Plans-2017 Bonus Plan Awards.”
Christopher M. Hall
We entered into an offer letter with Mr. Hall, our President and Chief Operating Officer, on January 27, 2010. This offer letter provides a base salary of $290,000 per year, subject to periodic review.  Under the offer letter, Mr. Hall is also eligible to earn a bonus based on specified criteria and an option grant.  For information regarding payments made to Mr. Hall in the year ended December 31, 2017 under our discretionary annual bonus program, see the section titled “Bonus Plans-2017 Bonus Plan Awards.”
Potential Payments upon Termination or Change in Control
On May 14, 2015, we entered into Amended and Restated Change of Control and Severance agreements with Ms. Anderson and Mr. Hall. We also entered into a Change of Control and Severance agreement with Mr. Kennedy on February 15, 2017. Each of these agreements has an initial term of four years, which term automatically renews for additional one-year periods unless either party provides written notice of non-renewal at least 60 days prior to the date of automatic renewal and which term extends for one year from a “change of control,” as defined in the agreement, if such change of control occurs within the final 12 months of the initial term or the term as extended through automatic renewal.
Pursuant to each of the agreements, if the named executive officer is terminated by us without “cause” (as defined in the agreement), or terminates his or her employment for “good reason” (as defined in the agreement), each outside the period beginning two months prior to and ending 12 months following a change of control, or the “change of control period” (as defined in the agreement), he or she is entitled to the following benefits:
Ms. Anderson: (i) 12 months of salary continuation from the termination date, (ii) a lump sum payment equal to her pro-rated annual bonus for performance up to the end of the applicable performance period and (iii) accelerated vesting equal to 50% of any outstanding equity awards along with the extension of the post‑termination exercise period of such awards to 24 months after the termination date.
Mr. Kennedy and Mr. Hall: six months of salary continuation from the termination date.
Pursuant to each of these agreements, if the named executive officer is terminated by us without cause, or terminates his or her employment for good reason each during the change of control period, he or she is entitled to the following benefits:
Ms. Anderson: (i) a lump sum severance payment equal to 24 months of salary from the termination date, (ii) a lump sum payment equal to 100% of the highest of her (A) annual target bonus for the year in which the change of control occurs, (B) annual target bonus for the year in which the termination occurs, or (C) actual bonus for the year prior to the year in which the termination occurs and (iii) accelerated vesting equal to 100% of any outstanding equity awards.
Mr. Kennedy and Mr. Hall: (i) a lump sum severance payment equal to 12 months of salary from the termination date, (ii) a lump sum payment equal to 100% the highest of his or her (A) annual target bonus for the year in which the change of control occurs, (B) annual target bonus for the year in which the termination occurs, or (C) actual bonus for the year prior to the year in which the termination occurs and (iii) accelerated vesting equal to 100% of any outstanding equity awards.
The receipt of the above-described benefits are subject to the named executive officer executing a release of certain claims against us. Further, in either of the above situations the named executive officer will also be reimbursed (or receive payments in lieu of such reimbursements) if he or she elects and pays to continue health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, for any premiums paid for continued health benefits for the executive and his or her eligible dependents until the earlier of (i) the end of the salary continuation period date or (ii) the date upon which the executive and his or her eligible dependents become covered under similar plans.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

2017 Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning the outstanding and unexercised stock options and outstanding restricted stock units that have not vested for each named executive officer as of December 31, 2017.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Bonnie H. Anderson	78,612		—		$2.36	9/27/2020
	18,125	(2)	—		$2.36	2/22/2021
	32,782	(2)	—		$2.68	3/9/2022
	133,750		—		$2.68	3/9/2022
	112,500		—		$4.00	2/4/2023
	24,112	(2)	—		$4.00	2/4/2023
	12,500		—		$4.00	2/4/2023
	134,164		5,836		$14.34	2/18/2024
	154,687		70,313		$8.86	3/1/2025
	98,437		126,563		$5.61	3/13/2026
	—		310,000		$9.05	3/2/2027

Christopher M. Hall	80,000		—		$0.80	3/29/2020
	12,500		—		$2.36	9/27/2020
	11,000	(2)	—		$2.36	2/22/2021
	16,927	(2)	—		$2.68	3/9/2022
	37,500		—		$2.68	3/9/2022
	31,250		—		$4.00	2/4/2023
	11,767	(2)	—		$4.00	2/4/2023
	67,081		2,919		$14.34	2/18/2024
	32,498		7,502		$10.45	9/15/2024
	55,000		25,000		$8.86	3/1/2025
	37,185		47,815		$6.45	2/28/2026
	—		80,000		$9.05	3/2/2027
	—		—		—	—	20,000	130,600	(3)

Keith Kennedy	—		100,000	(4)	$7.47	12/5/2026
	—		20,000		$9.05	3/2/2027

(1)
Except as otherwise noted, options become exercisable as to 25% of the shares on the first anniversary of the grant date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the options each month thereafter. The options have a term of ten years, subject to earlier termination in certain events relating to termination of employment. If an option holder is terminated without “cause” or resigns for “good reason” (each as defined in the applicable option agreement) within 12 months of a change in control, 100% of the shares subject to the option shall vest immediately prior to such termination or resignation.

(2)	The option was fully vested on the date of grant.

(3)	Based on a price of $6.53 per share, which was the closing price per share of our common stock as reported by The Nasdaq Global Market on December 29, 2017.

(4)	The vesting commencement date is December 6, 2017, with 1/36th of the total number of shares subject to the option vesting each month for the following 36 months.

Equity Compensation Plan Information
The following table provides information about our common stock that may be issued under our equity compensation plans as of December 31, 2017:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Plan Category
Equity compensation plans approved by security holders	6,811,081 (2)	$7.76	1,589,909 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	6,811,081	$7.76	1,589,909

(1) The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2) Excludes purchase rights accruing under the Employee Stock Purchase Plan.

(3) Consists of 1,133,907 shares available for issuance under our stock award plans and 456,002 shares available for purchase under our Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee acts pursuant to a written charter that was adopted by the board of directors in October 2013 and became effective in November 2013. Each member of the audit committee qualifies as “independent” under the current listing requirements of The Nasdaq Stock Market.
In performing its functions, the audit committee acts in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of the Company’s internal control over financial reporting.
Within this framework, the audit committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2017. The audit committee has also discussed Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.” In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
Based upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Audit Committee

John L. Bishop
Karin Eastham
Kevin K. Gordon (Chair)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of common stock beneficially owned on March 31, 2018, by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our named executive officers and directors; and

•	all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with SEC rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and dispositive power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 34,312,808 shares of common stock outstanding at March 31, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2018, the Record Date for the Annual Meeting. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Except as otherwise set forth below, the address of each beneficial owner is 6000 Shoreline Court, Suite 300, South San Francisco, California 94080.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Versant Ventures(2)	3,616,221	10.0%
TPG Biotechnology Partners II, L.P(3)	3,551,929	9.9%
Acuta Capital Partners LLC(4)	3,295,111	9.1%
Entities affiliated with Domain Partners(5)	2,817,081	7.8%
Eventide Asset Management, LLC(6)	2,133,500	5.9%
Cannell Capital LLC(7)	1,912,627	5.3%
Blackrock, Inc.(8)	1,842,981	5.1%
Directors and Executive Officers:
Bonnie H. Anderson(9)	1,064,419	3.0%
John L. Bishop(10)	39,895	*
Fred E. Cohen, M.D., D.Phil.(11)	30,000	*
Karin Eastham(12)	83,227	*
Robert S. Epstein, M.D., M.S.(10)	39,166	*
Kevin K. Gordon (10)	12,395	*
Evan Jones(13)	344,653	1.0%
Tina S. Nova(10)	31,875	*
Jesse I. Treu, Ph.D.(5)	2,817,081	7.8%
Christopher M. Hall(10)	444,733	1.2%
Keith Kennedy(10)	37,535	*
All directors and executive officers as a group (11 persons)(14)	4,944,979	13.7%

*	Less than 1%

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Unless otherwise indicated, shares are owned of record and beneficially by the named person.

(2)
Based on a Schedule 13G/A filed on February 10, 2016, includes 3,594,989 shares held by Versant Venture Capital III, L.P. and 21,232 shares held by Versant Side Fund III, L.P. Versant Ventures III, LLC, the sole general partner of Versant Venture Capital III, L.P. and Versant Side Fund III, L.P., has voting and dispositive power with respect to these shares. The individual managing directors and/or members of Versant Ventures III, LLC are Brian G. Atwood, Bradley J. Bolzon, Samuel D. Colella, Ross A. Jaffe, William J. Link, Barbara N. Lubash, Donald B. Milder, Robin L. Praeger, Rebecca B. Robertson and Charles M. Warden, all of whom share voting and dispositive power with respect to these shares. The address of the entities and individuals affiliated with Versant Ventures is One Sansome Street, Suite 3630, San Francisco, California 95104.

(3)
Based on a Schedule 13G filed on February 13, 2014, consists of 3,551,929 shares held by TPG Biotechnology Partners II, L.P., a Delaware limited partnership whose general partner is TPG Biotechnology GenPar II, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar II Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by TPG Biotechnology Partners II, L.P. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by TPG Biotechnology Partners II, L.P. except to the extent of their pecuniary interest therein. The address of TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(4)
Based on a Schedule 13G filed on February 14, 2018, Acuta Capital Partners LLC has sole voting and dispositive power with respect to the shares. The address of Acuta Capital Partners LLC is 1301 Shoreway Road, Suite 350, Belmont, California, 94002.

(5)
Based on a Form 4 filed on May 18, 2017, consists of 2,763,294 shares are held by Domain Partners VIII, L.P., 20,504 shares held by DP VIII Associates, L.P., 1,642 shares held by Jesse I. Treu and 1,641 shares held by Treu Associates, L.P. The managing members of One Palmer Square Associates VIII, L.L.C., the general partner of Domain Partners VIII, L.P. and DP VIII Associates, L.P., share voting and dispositive power with respect to these shares. The managing members of One Palmer Square Associates VIII, L.L.C. are Jesse I. Treu, a member of our board of directors, James C. Blair, Brian H. Dovey, Brian K. Halak and Nicole Vitullo. Each of Jesse I. Treu, James C. Blair, Brian H. Dovey, Brian K. Halak and Nicole Vitullo disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein. Also includes options to purchase 30,000 shares of our common stock which is exercisable within 60 days of March 31, 2018 by Jesse I. Treu. The address for the entities and individuals affiliated with Domain Partners is One Palmer Square, Suite 515, Princeton, New Jersey 08542.

(6)
Based on a Schedule 13G/A filed on February 12, 2018, Eventide Asset Management, LLC has sole voting and dispositive power with respect to the shares of common stock held by registered investment companies, for which Eventide Asset Management, LLC, acts as investment adviser. The address of Eventide Asset Management, LLC is One International Place, 35th Floor, Boston, Massachusetts, 02110.

(7)
Based on a Schedule 13G filed on February 14, 2018, Cannell Capital LLC and J. Carlo Cannell, Mr. Cannell is the managing member of Cannell Capital LLC, and each have shared voting and dispositive power with respect to the shares. The address of Cannell Capital LLC and Mr. Cannell is 245 Meriwether Circle, Alta, WY, 83414.

(8)
Based on a Schedule 13G filed on February 1, 2018, Blackrock, Inc. has sole voting and dispositive power with respect to the shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY, 10055.

(9)
Includes ownership of 22,541 shares of our common stock, options to purchase 942,793 shares of our common stock which are exercisable within 60 days of March 31, 2018 and 99,085 of our common stock owned by the Bonnie H. Anderson Living Trust.

(10)	Consists of options to purchase shares of our common stock which are exercisable within 60 days of March 31, 2018.

(11)
Consists of 30,000 options to purchase shares of our common stock which are exercisable within 60 days of March 31, 2018. Does not include 3,551,929 shares held by TPG Biotechnology Partners II, L.P. Dr. Cohen does not have voting or dispositive power with respect to the shares held by TPG Biotechnology Partners II, L.P. and disclaims beneficial ownership of such shares.

(12)	Consists of options to purchase 70,000 shares of our common stock which are exercisable within 60 days of March 31, 2018 and 13,227 shares held by the Karin Eastham Defined Benefit Plan.

(13)
Consists of options to purchase 65,000 shares of our common stock which are exercisable within 60 days of March 31, 2018 and 279,653 shares held by jVen Capital, LLC, of which Mr. Jones is Managing Member.

(14)	Consists of options to purchase 1,721,156 shares of our common stock which are exercisable within 60 days of March 31, 2018.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2018. Ernst & Young LLP has audited our financial statements since 2014. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
The following table presents fees billed for professional audit services and other services rendered to us by Ernst & Young LLP for 2016 and 2017.

	Year Ended December 31,
	2017	2016
Audit Fees(1)	$702,000	$910,000
Tax Fees(2)	$—	$3,200
All Other Fees(3)	$1,910	$1,990
Total	$703,910	$915,190

(1)
Audit fees include fees and out-of-pocket expenses, whether or not yet invoiced, for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements.

(2)	Tax fees consist of federal and state tax compliance and planning, tax advice and preparation of tax returns.

(3)	Other fees consist of accounting consultations.

Pre-approval Policies and Procedures
Our audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All of the services provided were pre-approved to the extent required. During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC. Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our Company and our stockholders.

The Board of Directors Recommends a Vote “FOR” Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

ADDITONAL INFORMATION
Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our executive officers, directors and greater than 10% stockholders complied on a timely basis with all Section 16(a) filing requirements applicable to them with respect to transactions during 2017.

Stockholder Proposals for the 2019 Annual Meeting

If a stockholder wishes to present a proposal to be considered for inclusion in our proxy statement for the 2019 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by our Secretary no later than December 20, 2018. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail - Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2019 Annual Meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice by February 6, 2019, or not more than 120 days nor less than 90 days prior to the first anniversary date of the preceding year’s annual meeting; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 10th day following the earlier of the day on which notice of the annual meeting date was mailed or the day of the first public announcement of the annual meeting date. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

“Householding” - Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge by calling (800) 542-1061 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

OTHER MATTERS
The board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Annual Meeting, we urge you to vote by telephone, the internet, or by signing and mailing the enclosed proxy or voting instruction form promptly.
Our Annual Report on Form 10-K for the year ended December 31, 2017 has been provided with this Proxy Statement. We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of our common stock on the close of business on the Record Date, copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable per page fee. Written requests should be sent to: Investor Relations, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. Our Annual Report on Form 10-K and exhibits are also available at http://investor.veracyte.com/node/10091/html.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The election of three Class II directors to serve until the 2021 Annual Meeting or until their successors are duly elected and qualified; and	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 John L. Bishop   02 Fred E. Cohen   03 Tina S. Nova

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 To ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2018.	☐	☐	☐

NOTE: In his or her discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000376474_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com .

VERACYTE, INC.

Annual Meeting of Stockholders
June 6, 2018 - 10:00 AM

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes Bonnie H. Anderson and Keith Kennedy, and each of them, as proxies of the undersigned, with full power of substitution, to represent and to vote all the shares of common stock of Veracyte, Inc. ("Veracyte") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Veracyte to be held at 6000 Shoreline Court, Suite 300, South San Francisco, California, on June 6, 2018 at 10:00 a.m., and at any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions:

Unless a contrary direction is indicated, this Proxy will be voted FOR Proposal 1, the election of all of the nominees for director, FOR Proposal 2, and in accordance with the discretion of the proxies on any other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Continued and to be signed on reverse side

0000376474_2 R1.0.1.17